News Release

Contacts:

Integra LifeSciences Holdings Corporation

David B. Holtz                             Maria Platsis
Senior Vice President, Finance             Senior Director of Investor Relations
(609) 936-2334                             and Corporate Development
dholtz@Integra-LS.com                      (609) 936-2333
                                           mplatsis@Integra-LS.com


                  Integra LifeSciences Reports Record Revenues
                    for the Fourth Quarter and Full Year 2005


Plainsboro, New Jersey, March 5, 2006 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its fourth quarter and full year 2005 revenues and earnings. Total revenues in the fourth quarter of 2005 were $73.0 million, reflecting an increase of $11.2 million, or 18%, over the fourth quarter of 2004. Total revenues for the full year ended December 31, 2005 increased by $48.1 million to $277.9 million, a 21% increase over the prior year.

We reported net income of $10.6 million, or $0.33 per diluted share, for the fourth quarter of 2005, compared to net income of $9.8 million, or $0.30 per diluted share in the fourth quarter of 2004. Net income for the year ended December 31, 2005 was $37.2 million, or $1.15 per diluted share, compared to $17.2 million, or $0.55 per diluted share for the year ended December 31, 2004.

When adjusted for certain restructuring related charges, net income for the fourth quarter of 2005 was $12.1 million, or $0.37 per diluted share, and net income for the full year 2005 was $42.1 million, or $1.29 per share. During the fourth quarter, these charges included costs associated with the closing of various facilities and related transitions, employee terminations, and other integration and restructuring related costs. In 2004, net income, when adjusted for certain charges set forth in the tables at the end of this release, was $9.9 million, or $0.30 per diluted share, in the fourth quarter, and $33.6 million, or $1.03 per share, for the full year.

Both our reported net income and our adjusted net income benefited from a reduction in our effective income tax rate, which decreased to 32.5% for the full year. This decline was primarily related to our ability to recognize net operating losses in a foreign jurisdiction due to the settlement of an income tax audit, tax credits that became recognizable in the fourth quarter and changes in the geographical mix of our pre-tax income.

"I am pleased with our performance in the fourth quarter and for the year," said Stuart M. Essig, Integra's President and Chief Executive Officer. "During the year, we achieved record revenues. We also completed the acquisition of the Newdeal companies and added their international business to our existing sales and distribution network. We substantially increased the headcount in both our European sales and marketing departments and our domestic Reconstructive Surgery sales force, and we launched several exciting new products for the treatment of wounds and the surgical reconstruction of the foot and ankle.

"During the third quarter, we agreed to acquire the assets of the Radionics Division of Tyco Healthcare Group LP The transaction, which closed on March 3, 2006, represents an ideal strategic fit for Integra. We expect the Radionics acquisition to increase our revenues in 2006 by approximately 12 percent, enhance our cash flow and profitability, and increase the proportion of our business that comes from outside the United States.

"In 2005, we also accelerated product development, having launched new products in dural regeneration, adhesion prevention, nerve repair, cranial reconstruction and shunting for normal pressure hydrocephalus. Finally, we continued to cut costs and improve margins through plant consolidations, closing manufacturing sites in Texas and Germany, and restructuring our French manufacturing facility."

Our revenues for the period were as follows:


                                                    Three Months                            Year
                                                 Ended December 31,                  Ended December 31,
                                                2005          2004                2005             2004
                                                ----          ----                ----             ----
      Revenue:                                                      ($ in thousands)
      Implants                                $28,379        $19,851            $108,156           $78,418
      Instruments                              24,008         22,685              91,918            77,667
      Monitoring                               13,032         12,517              48,940            48,217
      Private label & other                     7,566          6,758              28,921            25,523
                                                -----          -----             -------            ------
         Total Revenue                        $72,985        $61,811            $277,935          $229,825


Sales of our Reconstructive Surgery implant products grew particularly well. Rapid growth in the NeuraGen(TM) Nerve Guide, the INTEGRA(TM) dermal repair products and sales of Newdeal products for the foot and ankle accounted for most of the increase in implant product revenues. INTEGRA(TM) dermal repair product revenues increased approximately 86% over the fourth quarter of 2004, nerve repair product revenues increased by 55%, and our Newdeal foot and ankle products achieved record revenues of $4.8 million in the quarter. Our DuraGen(R) family of duraplasty products continued to grow, although at slower rates than in recent years. Sales of the DuraGen Plus(TM) and Suturable DuraGen(TM) Dural Regeneration products led the growth in sales of this group of products. Sales of the NPH(TM) Low Flow Hydrocephalus Valve also contributed to the growth in implant product revenues for the quarter.

Monitoring revenues grew at 4% over the fourth quarter of 2004, an improvement over the last several quarters. Increased sales of our intracranial monitoring products, drainage systems, and cranial access kits accounted for the increase in monitoring product revenues. Sales of our LICOX(R) Brain Oxygen Monitoring System product line increased approximately 39% over the prior-year period. We have developed a new targeted account sales and marketing strategy for products in this category, and we expect that it will contribute to improvements in the performance of our monitoring products in future periods.

Increased revenues of the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product led the growth in revenues of our private-label products. In the fourth quarter of 2005, we recognized an additional $1.3 million of royalty revenue related to a change in the manner we use to estimate royalties based on Medtronic's sales of its INFUSE(TM) bone graft product.

Excluding recently acquired product lines and changes in foreign currency exchange rates, fourth quarter 2005 revenues increased by $7.2 million, or 12%, over the prior-year period. Changes in foreign currency exchange rates had a negative impact of $0.9 million on our quarterly year-over-year revenue growth.

Gross margin on total revenues in the fourth quarter of 2005 was 61%. Although we had strong growth in higher gross margin products, we incurred approximately $1.3 million in restructuring and manufacturing transfer costs. These charges reduced our gross margin by approximately 2%.

Research and development expense decreased from $3.6 million in the fourth quarter of 2004 to $2.7 million in the current period.

Selling, general and administrative expense increased by $5.4 million to $25.7 million in the fourth quarter of 2005, increasing as a percentage of revenue to 35% from 33% in the prior-year period. This increase was primarily attributable to expenses of acquired operations, as well as the further development of our European infrastructure. The increase included approximately $752,000 of charges associated with the closing of various facilities and related transitions, employee terminations and other acquisition, integration and restructuring related costs. These charges increased selling, general and administrative expense by 1% of revenues.

We reported net interest income of $16,000 in the fourth quarter of 2005 compared to $95,000 in the prior-year period.

The Company generated $15.1 million in cash flows from operations in the fourth quarter of 2005. We repurchased 900,000 shares of our common stock in the quarter at an average price of $35.21 per share for an aggregate purchase price of approximately $31.7 million. Our cash and investments totaled $143 million at December 31, 2005.

In December 2005, we established a $200 million, five-year, senior secured revolving credit facility. This new line of credit provides us with increased financial flexibility and access to capital to support the Company's continued growth. The credit facility currently allows for revolving credit borrowings in a principal amount of up to $200 million, which can be increased to $250 million should additional financing be required in the future. We plan to utilize the credit facility for working capital, capital expenditures, share repurchases, acquisitions and other general corporate purposes.

We are updating our expectations for total revenues, gross margin and earnings per share for 2006 and providing our initial guidance for 2007. Our expectations for 2006 and 2007 financial performance include the impact of the just closed Radionics acquisition, but, in accordance with our usual practice, do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

We expect total revenues in 2006 to be between $365 million and $380 million, and total revenues in 2007 to be between $420 million and $440 million. We expect consolidated gross margin to increase to 65% and 66% of total revenues in 2006 and 2007, respectively, including the impact of purchase accounting related to the Radionics acquisition and share based compensation costs.

We expect that unfavorable foreign currency exchange rate movements will have a negative impact on our revenue growth rates in 2006. If foreign currency exchange rates hold at current levels, our forward looking guidance anticipates an unfavorable impact on net sales of approximately 2% in the first quarter of 2006 and an unfavorable impact on net sales of approximately 1% for the full year of 2006.

Our guidance includes both the direct impact of the Radionics acquisition and our assumption that our sales force will, in some situations, sell the CUSA EXcel(TM) ultrasonic aspiration system in lieu of our existing ultrasonic aspirator products.

The Company may incur significant costs this year in connection with restructuring and integration activities, including purchase accounting charges related to the Radionics acquisition. We currently expect these charges to be approximately $2.5 million in 2006.

The Company also expects the impact of estimated share based compensation expense for 2006 and 2007 to be in the range of $0.27 to $0.29 per diluted share.

Earnings per diluted share are expected to be within a range of $1.69 to $1.76 in 2006, excluding restructuring and integration charges and the impact of estimated share based compensation expense. Earnings per diluted share are expected to be within a range of $1.95 to $2.10 in 2007, excluding the impact of estimated share based compensation expense. On a GAAP reported basis, we expect earnings per diluted share to be within a range of $1.35 to $1.44 in 2006 and within a range of $1.66 to $1.83 in 2007.

Our guidance for the first quarter of 2006 is for total revenues in the range of $78 million to $82 million including a contribution of approximately $4 million from the Radionics acquisition, and adjusted earnings per diluted share of $0.34 to $0.36, excluding restructuring and integration charges of $0.02 and the impact of estimated share based compensation expense of $0.07. On a GAAP reported basis, we expect earnings per diluted share to be within a range of $0.25 to $0.27 in the first quarter of 2006.

Our Board of Directors has authorized us to repurchase shares of our common stock for an aggregate purchase price not to exceed $50 million through December 31, 2006. We may repurchase shares under this program either in the open market or in privately negotiated transactions.

We have scheduled a conference call for 9:00 am EST tomorrow, March 6, 2006, to discuss the financial results for the fourth quarter of 2005 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing
(913) 312-1295 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through March 20, 2006 by dialing (719) 457-0820 (access code 3248191) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company. We develop, manufacture, and market medical devices for use in neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey. We have 1,400 employees located in our research, manufacturing and distribution facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses (including the Radionics business), increase product sales and gross margins, and control non-product costs may affect our earnings per share; our future net income results and our ability to effectively manage working capital may affect our future cash flows; and our ability to complete the restructuring and integration activities may affect our operating income. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information.

In this news release, we provide "adjusted net income" and "adjusted earnings per share", which exclude charges related to acquisitions, integrations and restructurings, and "growth in revenues excluding recently acquired product lines and changes in foreign currency exchange rates", all of which are non-GAAP financial measures. We believe that, given our on-going, active strategy of seeking acquisitions and our current focus on rationalizing our existing manufacturing and distribution infrastructure, and the extent of changes in foreign currency exchange rates, net income and earnings per share adjusted to exclude costs related to acquisitions, integrations and restructurings, and growth in revenues excluding recently acquired product lines and changes in foreign currency exchange rates, are useful additional bases to measure the performance of our business operations, both in this quarter and in future periods. In addition, excluding future share based compensation charges from our projected adjusted earnings per share allows for comparability of our guidance to historical periods. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                      (In thousands, except per share data)
                                   (UNAUDITED)

Statement of Operations Data:

                                             ------------------------------------------------------  -------------------------
                                                                                                            Three Months
                                                                                                               Ended
                                                     Three Months Ended December 31, 2005                December 31, 2004
                                             ------------------------------------------------------  -------------------------
                                              Reported Adjustments             As Adjusted                    Reported

 Total revenues                               $72,985                              $72,985                     $61,811

 Cost of revenues                              28,252         $1,295   (a)          26,957                      23,221
 Research and development                       2,704            100   (b)           2,604                       3,556
 Selling, general and administrative           25,663            752   (b)          24,911                      20,264
 Amortization                                   1,452                                1,452                       1,139
                                                -----                                -----                       -----
 Total costs and expenses                      58,071                               55,924                      48,180

 Operating income                              14,914                               17,061                      13,631

 Interest income, net                              16                                   16                          95
 Other income (expense), net                     (101)                                (101)                      2,250
                                                -----                                -----                       -----

 Income before income taxes                    14,829                               16,976                      15,976

 Provision for
     income taxes                               4,214            711   (c)           4,925                       6,137
                                                -----                                -----                       -----
 Net income (loss)                            $10,615                              $12,051                      $9,839

 Earnings per share calculation:
 Add back of after tax interest
   expense                                        608                                  608                         598
                                               ------                               ------                         ---
 Net income (loss) for diluted EPS            $11,223                              $12,659                     $10,437

 Diluted earnings (loss) per share              $0.33                                $0.37                       $0.30

 Diluted weighted average                      34,081                               34,081                      34,842
    Common shares outstanding

<F1>
Notes:

(a) Costs associated with the closing of various manufacturing facilities and related employee terminations and manufacturing transfers
(b) Costs associated with the closing of various manufacturing facilities and related employee terminations
(c) Adjustment to provision for income taxes for above adjustments


                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
                      (In thousands, except per share data)
                                   (UNAUDITED)

Statement of Operations Data:

                                             ------------------------------------------------------  -------------------------
                                                                                                           Twelve Months
                                                                                                               Ended
                                                     Twelve Months Ended December 31, 2005               December 31, 2004
                                             ------------------------------------------------------  -------------------------
                                              Reported Adjustments              As Adjusted                    Reported
 Total revenues                               $277,935                             $277,935                    $229,825

 Cost of revenues                              105,536         $4,214   (a)         101,322                      87,299
 Research and development                       11,960            735   (b)          11,225                      14,121
 Selling, general and administrative            98,273          2,480   (c)          95,793                      99,359
 Amortization                                    6,061            216   (d)           5,845                       4,266
                                                 -----                                -----                       -----
 Total costs and expenses                      221,830                              214,185                     205,045

 Operating income                               56,105                               63,750                      24,780

 Interest income (expense), net                  (265)                                 (265)                        555
 Other income (expense), net                     (739)                                 (739)                      2,674
                                                 -----                                 -----                      -----

 Income before income taxes                     55,101                               62,746                      28,009

 Provision for
     income taxes                               17,907          2,715  (e)           20,622                      10,811
                                                ------                               ------                      ------
 Net income                                    $37,194                              $42,124                     $17,198

 Earnings per share calculation:
 Add back of after tax interest
   expense                                       2,440                                2,440                          --
                                              --------                             --------                       -----
 Net income for diluted EPS                    $39,634                              $44,564                     $17,198

 Diluted earnings per share                      $1.15                                $1.29                       $0.55

 Diluted weighted average                       34,565                               34,565                      31,102
 Common shares outstanding

Notes:

<F1>

(a) Inventory fair value purchase accounting adjustments, discontinued product lines, costs associated with the closing of various manufacturing facilities, employee terminations, and manufacturing transfers
(b) In-process research and development charge and facility closings and related employee terminations
(c) Acquisition and integration related costs, including costs associated with the closing of various facilities, foreign dealer terminations, and employee terminations
(d) Amortization for discontinued product lines
(e) Adjustment to provision for income taxes for above adjustments

Condensed Balance Sheet Data:

                                                        December 31,            December 31,
                                                            2005                    2004
                                                           -----                    ----
 Cash and marketable securities,
    including non-current portion                        $143,384                 $195,982
 Accounts receivable, net                                  49,007                   46,765
 Inventory, net                                            67,476                   55,947
 Total assets                                             448,432                  456,713

 Current liabilities                                       31,287                   24,234
 Long-term debt                                           118,378                  118,900
 Total liabilities                                        158,614                  148,890

 Stockholders' equity                                     289,818                  307,823



Reconciliation of non-GAAP financial measures to the most comparable GAAP measure:

A. Reconciliation of Net Income and Adjusted Net Earnings

                                                           Quarter Ended                    Year Ended
                                                            December 31,                    December 31,
                                                          2005          2004             2005        2004
                                                        --------      --------         --------    --------
                                                                            ($ in thousands)

Net Income                                              $ 10,615      $ 9,839          $ 37,194     $17,198
Employee termination costs                                 1,120           --             3,861          --
Equity-based compensation charge                              --           --                --      23,876
Inventory fair value adjustments                              --           67               466         270
Facility consolidation, acquisition integration,
      manufacturing transfer, system integration,
      and related costs                                    1,027           --             2,340          --
In-process R&D charge and technology licensee fee             --           --               500       1,855
Discontinued product lines                                    --           --               478          --
Tax effect on above adjustments                             (710)         (26)           (2,715)    (10,893)
Tax charge incurred in connection with the
      reorganization of certain European operations           --           --                --       1,300
                                                        ---------     --------         ---------    --------
Adjusted Net Income                                     $ 12,052      $ 9,880          $ 42,124     $33,606

Earnings per share calculation:
Add back of after tax interest expense                       608          598             2,440       2,066
                                                        ---------     --------         ---------    --------
Adjusted Net Income for diluted EPS                     $ 12,660      $10,478          $ 44,564     $35,672

Adjusted Diluted earnings per share                        $0.37        $0.30             $1.29       $1.03


Diluted weighted average common shares outstanding        34,081       34,842            34,565      34,616
Shares added for contingently convertible debt
   and impact of dilutive stock options                       --           --                --          --
                                                        ---------     --------         ---------    --------
Diluted weighted average common shares outstanding
   For Adjusted Diluted earnings per share calculation    34,081       34,842            35,565      34,616


The calculation of diluted earnings (loss) per share for the above periods is presented in the tables above.

B. Growth in product revenues excluding recently acquired product lines and changes in foreign currency exchange rates

                                                       Quarter Ended           Increase
                                                       December 31,          (Decrease)
                                                     2005          2004        $        %
                                                   --------      --------   -------   -----
                                                       ($ in thousands)
     Total revenues, as reported                   $ 72,985      $ 61,811   $11,174    18%
     Less: Revenues of product lines acquired
                since the beginning of the
                fourth quarter of 2004                4,808            --     4,808    N/M
     Plus: Impact of changes in foreign
                currency exchange rates                 854            --       854    N/M
                                                    --------     --------   --------  -----
     Revenues excluding recently acquired product
                lines and changes in foreign
                currency exchange rates            $ 69,031      $ 61,811   $ 7,220    12%



D. Reconciliation of Projected Diluted EPS and Projected Adjusted Diluted EPS


                                                                  Range
                                                          ----------------------
                                                            Low           High
                                                          ------         ------
     Projected three months ended March 31, 2006:
     Diluted EPS                                           $0.25         $0.27
     Facility consolidation and acquisition integration
           and related costs, including inventory
           fair value adjustments, net of tax               0.02          0.02
     Share based compensation expense, net of tax           0.07          0.07
                                                           ------        ------
     Adjusted Diluted EPS                                  $0.34         $0.36

                                                                  Range
                                                          ----------------------
                                                            Low           High
                                                          ------         ------
     Projected year ended December 31, 2006:
     Diluted EPS                                           $1.35         $1.44
     Inventory fair value adjustments, net of tax           0.02          0.02
     Facility consolidation and acquisition integration
           and related costs, net of tax                    0.03          0.03
     Share based compensation expense, net of tax           0.29          0.27
                                                           ------        ------
     Adjusted Diluted EPS                                  $1.69         $1.76

                                                                  Range
                                                          ----------------------
                                                            Low           High
                                                          ------         ------
     Projected year ended December 31, 2007:
     Diluted EPS                                           $1.66         $1.83
     Share based compensation expense, net of tax           0.29          0.27
                                                           ------        ------
     Adjusted Diluted EPS                                  $1.95         $2.10



Source: Integra LifeSciences Holdings Corporation